AMENDMENT

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of June 21, 2022, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and NUSHARES ETF TRUST, a management investment company organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each of its portfolios listed on Appendix A to the Agreement (as defined below), severally and not jointly (each a “Portfolio” and collectively, the “Portfolios”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Administrator and the Trust entered into an Administrative Agency Agreement, dated as of August 25, 2016 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Trust hereby agree as follows:

1.       The Agreement is hereby amended as of the date hereof by deleting the existing Appendix A to the Agreement and replacing it with the Appendix A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Portfolio.

2.       This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, pdf or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment.

3.       This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.       This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Shawn McNinch
Name:	Shawn McNinch
Title:	Managing Director
Date:	June 21, 2022

NUSHARES ETF TRUST

By: /s/ E. Scott Wickerham
Name:	E. Scott Wickerham
Title:	Vice President and Controller
Date:	June 21, 2022

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of June 21, 2022

The following is a list of Portfolios for which the Administrator shall serve under this Agreement:

Nuveen Enhanced Yield U.S. Aggregate Bond ETF

Nuveen ESG Large-Cap Growth ETF

Nuveen ESG Large-Cap Value ETF

Nuveen ESG Mid-Cap Growth ETF

Nuveen ESG Mid-Cap Value ETF

Nuveen ESG Small-Cap ETF

Nuveen Short-Term REIT ETF

Nuveen Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF

Nuveen ESG International Developed Markets Equity ETF

Nuveen ESG Emerging Markets Equity ETF

Nuveen ESG U.S. Aggregate Bond ETF

Nuveen ESG Large-Cap ETF

Nuveen ESG High Yield Corporate Bond ETF

Nuveen Dividend Growth ETF

Nuveen Small Cap Select ETF

Nuveen Winslow Large-Cap Growth ESG ETF

Nuveen ESG Dividend ETF

Nuveen Growth Opportunities ETF

Nuveen Global Net Zero Transition ETF